Registration No. 333-33146

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-33146

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
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Dollar Thrifty Automotive Group, Inc.
(Exact name of Registrant as specified in its charter)
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Delaware	73-1356520
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☑	Accelerated filer☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
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TERMINATION OF REGISTRATION

This Post-Effective Amendment relates to the following Registration Statements of Dollar Thrifty Automotive Group, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

●
Registration Statement No. 333-183009 filed with the Securities and Exchange Commission (the “SEC”) on August 2, 2012, registering 950,000 shares of the Company’s Common Stock (the “Common Stock”), issuable under the Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Second Amended and Restated Plan”);

●	Registration Statement No. 333-161509 filed with the SEC on August 24, 2009, registering 1,300,000 shares of the Common Stock, issuable under the Second Amended and Restated Plan;

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Registration Statement No. 333-152401 filed with the SEC on July 18, 2008, registering 660,000 shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Amended and Restated Plan”);

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Registration Statement  No. 333-136611 filed with the SEC on August 14, 2006, registering 500,000 shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Employee Stock Purchase Plan;

●	Registration Statement No. 333-128714 filed with the SEC on September 30, 2005, registering 795,000 shares of the Common Stock, issuable under the Amended and Restated Plan;

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Registration Statement  No. 333-50800 filed with the SEC on November 28, 2000, registering 2,400,000 shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Long-Term Incentive Plan (the “Plan”);

●	Registration Statement 333-33146 filed with the SEC on March 23, 2000, registering shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Retirement Plan;

●	Registration Statement 333-33144 filed with the SEC on March 23, 2000, registering shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Deferred Compensation Plan;

●	Registration Statement 333-89189 filed with the SEC on October 15, 1999, registering shares of the Common Stock, issuable under the Dollar Thrifty Automotive Group, Inc. Retirement Savings Plan; and

●	Registration Statement 333-79603 filed with the SEC on May 28, 1999, registering 2,412,594 shares of the Common Stock, issuable under the Plan.

On November 19, 2012, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), among Hertz Global Holdings, Inc., a Delaware corporation (“Parent”), HDTMS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on November 20, 2012.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By:	/s/ Scott L. Thompson
Scott L. Thompson
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Scott L. Thompson	Chief Executive Officer and	November 20, 2012
Scott L. Thompson	President

/s/ H. Clifford Buster III	Secretary, Chief Financial Officer,	November 20, 2012
H. Clifford Buster III	Principal Financial Officer and
Principal Accounting Officer

/s/ Kimberly D. Paul	Chief Accounting Officer,	November 20, 2012
Kimberly D. Paul	Vice President and Principal Accounting Officer

/s/ Mark P. Frissora	Director	November 20, 2012
Mark P. Frissora

/s/ Elyse Douglas	Director	November 20, 2012
Elyse Douglas